Exhibit 8.1

                      [Letterhead of Dewey Ballantine LLP]


                                                              March 23, 1999



Prudential Securities Secured
  Financing Corporation
One New York Plaza, 15th Floor
New York, New York 10292

           Re: Equipment Lease Backed Certificates and Notes
               Auto Loan Receivable Backed Certificates and Notes

Ladies and Gentlemen:

      We have acted as counsel to Prudential Securities Secured Financing Corporation ("Prudential" or the "Registrant") in connection with the preparation and filing of a registration statement on Form S-3 (the "Registration Statement") being filed today with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act"), in respect of Equipment Lease Backed Certificates or Notes and Auto Loan Receivable Backed Certificates or Notes (collectively, the "Securities") which Prudential plans to offer in series. Our advice formed the basis for the description of federal income tax consequences appearing under the heading "Certain Federal Income Tax Consequences" in the prospectus contained in the Registration Statement. Such description does not purport to discuss all possible federal income tax consequences of an investment in the Securities, but with respect to those tax consequences which are discussed in our opinion, the description is accurate.

      We hereby consent to the filing of this letter as an Exhibit to the Registration Statement and to the reference to Dewey Ballantine LLP in the Registration Statement and in future related prospectus supplements under the heading "Certain Federal Income Tax Consequences."

                                                     Very truly yours,

                                                     DEWEY BALLANTINE LLP